CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated February 28, 2013 on the financial statements and financial highlights of the Huntington Dividend Capture Fund and Huntington Situs Fund (two Funds constituting the Huntington Funds), in Post-Effective Amendment Number 96 to the Registration Statement (Form N-1A, No. 033-11905), included in the Annual Report for the year ended December 31, 2012 filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Columbus, Ohio

December 13, 2013